Exhibit 99.1
     200 Connell Drive
Berkeley Heights, NJ 07922
Genta Incorporated Announces Second Quarter 2008 Financial Results
and Corporate Highlights
BERKELEY HEIGHTS, NJ – August 7, 2008 – Genta Incorporated (OTCBB: GNTA) today announced financial results for the quarter ended June 30, 2008. The Company recorded significant milestones in the second quarter, including the following:
•	NDA amendment for Genasense® in CLL submitted to FDA

•	AGENDA Phase 3 trial of Genasense in melanoma updated at EADO

•	Clinical hold on tesetaxel, a leading, clinical-stage oral taxane, lifted by FDA

•	Pharmacokinetics of oral G4544 for bone disease presented at ASCO

•	Company closes $20 million financing in convertible notes
“Genta has three high-value clinical-stage products, and we have now secured funding that should enable us to conclude both our NDA amendment for Genasense® in CLL, as well as enrollment into our Phase 3 program in melanoma,” said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “FDA has targeted December 3, 2008 as the action date for the CLL NDA amendment, and we expect to report AGENDA results in melanoma during 2009. In response to Genta’s regulatory submission, FDA has now lifted the clinical hold on tesetaxel, which will allow us to resume clinical trials with a leading oral taxane that addresses a large, well-characterized market. Our portfolio includes unique compounds that offer significant revenue and partnering opportunities.”
Highlights of the Genta programs appear below.
Genasense: The Leading Antisense Drug in Clinical Development
Genasense in Melanoma: Genta is currently enrolling patients with advanced melanoma in a Phase 3 trial of Genasense plus chemotherapy, known as AGENDA. AGENDA is a randomized, double-blind, placebo-controlled trial that is intended to support global registration of Genasense for patients with advanced melanoma.  The study is designed to confirm certain safety and efficacy results from Genta’s prior randomized trial of Genasense combined with dacarbazine in patients identified by a biomarker who have not previously received chemotherapy.  The co-primary endpoints of AGENDA are progression-free survival and overall survival. This global trial is targeting the recruitment of 300 patients from Europe, the U.S., Canada, and Australia.

Genasense in Chronic Lymphocytic Leukemia (CLL): During the quarter, Genta submitted an amendment to its New Drug Application (NDA) for the use of Genasense plus chemotherapy in patients with relapsed/refractory CLL. The submission was based primarily on new information from the Company’s completed, randomized Phase 3 trial that showed, among other findings, a significant increase in overall survival for patients who achieved a complete or partial response when treated with Genasense plus chemotherapy compared with patients treated with chemotherapy alone. Subsequently, FDA has notified the Company that it considers Genta’s submission as a complete response and a Class 2 resubmission with a Prescription Drug User Fee Act (PDUFA) goal date for FDA’s response of December 3, 2008. The submission requests marketing approval of Genasense for the proposed indication.
Tesetaxel: A Leading Oral Taxane with Anticancer Activity
In other regulatory activity, Genta submitted its response to a prior notice from FDA that had placed tesetaxel, a clinical-stage oral taxane, on full “clinical hold” During the quarter, Company was notified by FDA that the clinical hold had been lifted and that Genta may resume clinical trials with tesetaxel.
Tesetaxel is the latest addition to the Genta oncology portfolio. The agent was developed to avoid serious effects associated with other taxanes (such as paclitaxel [Taxol®; Bristol Myers Squibb] and docetaxel [Taxotere®; sanofi aventis]), including severe infusion reactions, peripheral nerve damage, and drug resistance. More than 250 patients have received tesetaxel, and the drug has demonstrated anticancer activity in several clinical trials. If further studies document efficacy and safety, tesetaxel offers substantial opportunities to improve convenience, safety, and activity for patients who are currently receiving conventional taxanes.
G4544: A New Oral Drug for Skeletal Diseases
G4544 is the Company’s proprietary small molecule that is intended to treat diseases associated with accelerated bone loss. G4544 contains the active ingredient in the Company’s marketed product, Ganite®. Genta completed a Phase 1 single-dose study of G4544, and the pharmacokinetics of G4544 were presented at the 2008 ASCO meeting. These data showed oral bioavailability in a range that may be effective for therapy of various bone diseases.
Financial Information
For the second quarter of 2008, the Company reported a net loss of $738.4 million, or $(20.10) per share, compared with a net loss of $8.2 million, or ($0.27) per share, for the second quarter of 2007. For the six months ended June 30, 2008, the Company reported a net loss of $748.0 million, or ($21.21) per share, compared with a net loss of $13.8 million, or ($0.48) per share, for the six months ended June 30, 2007. (All 2007 share and per-share data have been retroactively adjusted to account for the effect of a 1-for-6 reverse stock split on July 13, 2007.)
Net product sales of Ganite for the second quarter and six months ended June 30, 2008 of $0.1 million and $0.2 million, respectively, were virtually unchanged from the comparison periods one year ago. The Company has indicated it intends to seek a buyer for Ganite.
Research and development expenses were $4.5 million for the second quarter of 2008, compared with $4.1 million for second quarter of 2007. This increase was primarily due to higher expenses from the AGENDA clinical trial, partially offset by lower payroll costs. The Company reduced its workforce to conserve cash in both April and May 2008. Research and development expenses were $10.9 million for the six months ended June 30, 2008, compared with $7.5 million for the six months ended June 30, 2007. This increase was primarily due to the recognition in March 2008 of $2.5 million for license payments on tesetaxel and higher expenses from the AGENDA clinical trial, partially offset by lower payroll costs.
Selling, general and administrative expenses were $2.6 million for the second quarter of 2008, compared with $4.7 million for the second quarter of 2007, and $6.2 million for the six months ended June 30, 2008, compared with $8.8 million for the six months ended June 30, 2007. These decreases were primarily due to lower payroll costs, resulting from the two workforce reductions, as well as lower administrative expenses.
In May 2008, to reduce its ongoing expenses, the Company reduced its office space. The Company’s landlord received a termination payment of $1.3 million, comprised of security deposits, and will receive a future payment of $2.0 million upon the earlier of July 1, 2009 or the Company’s completion of a business development transaction that exceeds $5.0 million in upfront cash. This agreement resulted in an incremental $3.3 million in expenses for the second quarter and six months ended June 30, 2008.
In the fourth quarter of 2006, the Company recorded an expense of $5.3 million that provides for the issuance of 2.0 million shares of Genta common stock, for a settlement in principle of class action litigation. This liability was marked to market until the date that the settlement became final on June 27, 2008. Changes in the price of Genta’s common stock resulted in income of $0.1 million in the second quarter of 2008, compared with $0.2 million in the second quarter of 2007, and income of $0.3 million for the six months ended June 30, 2008, compared with $1.8 million for the six months ended June 30, 2007.
On June 5, 2008, the Company entered into a securities purchase agreement with certain institutional and accredited investors to place up to $40 million of senior secured convertible notes and on June 9, 2008, the Company placed $20 million of such notes in the initial closing. The notes bear interest at an annual rate of 15% payable at quarterly intervals in stock or cash at the Company’s option, and are convertible into shares of Genta common stock at a conversion rate of 100,000 shares of common stock for every

$1,000 of principal. In addition, in connection with the placement of the notes, the Company issued a warrant to its private placement agent to purchase 40,000,000 shares of common stock at an exercise price of $0.02 per share and incurred a financing fee of $1.2 million.
On the date that the convertible notes were issued, there were an insufficient number of authorized shares of common stock in order to permit exercise of all of the issued convertible notes. In accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” when there are insufficient authorized shares, the conversion obligation for the convertible notes is classified as a liability measured at fair value on the balance sheet. On June 9, 2008, based upon a Black-Scholes valuation model that included a closing price of Genta’s common stock of $0.20 per share, a fair value of the conversion feature of $380 million was calculated, and that amount that exceeded the proceeds of the $20 million from the initial closing, $360 million, was expensed. The Company recorded an initial discount of $20 million equal to the face value of the notes.
Similarly, the warrant was treated as a liability, and was recorded at a fair value of $7.6 million based upon the Black-Scholes valuation model and a closing price of Genta’s common stock of $0.20 per share. The financing fee and the $7.6 million in deferred financing costs recorded upon the issuance of the warrant are being amortized over the two-year life of the note, resulting in amortization of $0.8 million in the month of June 2008. On June 30, 2008, based upon a Black-Scholes valuation model that included a closing price of Genta’s common stock of $0.38 per share, an additional expense of $380 million was recorded to mark the conversion feature liability to market, resulting in a total fair value conversion feature liability expense in June of $720.0 million and an expense of $7.2 million was recorded to mark the warrant liability to market.
Net other expense was $0.2 million for the second quarter of 2008 compared to net other income of $0.3 million for the second quarter of 2007, and net other expense was $0.1 million for the six months ended June 30, 2008 compared to net other income of $0.5 million. The difference resulted from lower investment income, owing to lower investment balances, and accrued interest on the convertible notes. The Company has no exposure to auction rate securities.
At June 30, 2008, Genta had cash, cash equivalents and marketable securities totaling $16.3 million compared with $7.8 million at December 31, 2007. During the first six months of 2008, cash used in operating activities was $14.4 million compared with $16.8 million for the same period in 2007, primarily as a result of the timing of payments in the two respective periods. The Company estimates that its average net cash outflow will be $2.0 to $2.5 million per month for the remainder of 2008.
Conference Call and Webcast
Genta management will host a conference call and live audio webcast to discuss these financial results and corporate activities on Thursday, August 7, 2008, at 8:00 am EDT. Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (706) 679-3140 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http://www.genta.com/investorrelation/events.html. For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is 57549066.
About Genta
Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.

Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same drug class as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.
Safe Harbor
This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:
•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

•	the safety and efficacy of the Company’s products or product candidates;

•	the Company’s assessment of its clinical trials;

•	the commencement and completion of clinical trials;

•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy if it is unsuccessful in obtaining such financing or in securing shareholder approval to increase the number of shares authorized for issuance under the Company’s certificate of incorporation, as required by the transactional documents in our recent financing;

•	the adequacy of the Company’s patents and proprietary rights;

•	the impact of litigation that has been brought against the Company and any proposed settlement of such litigation; and

•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.
SOURCE: Genta Incorporated
CONTACT:
Genta Investor Relations
info@genta.com

Genta Incorporated
Selected Condensed Consolidated Financial Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
Product sales — net	$131	$105	$248	$199
Cost of goods sold	29	26	54	48

Gross margin	102	79	194	151

Operating expenses:
Research and development	4,454	4,099	10,891	7,481
Selling, general and administrative	2,587	4,735	6,225	8,787
Settlement of office lease obligation	3,307	—	3,307	—
Reduction in liability for settlement of litigation	(80)	(240)	(340)	(1,800)

Total operating expenses	10,268	8,594	20,083	14,468

Amortization of deferred financing costs	(840)	—	(840)	—
Fair value — conversion feature liability	(720,000)	—	(720,000)	—
Fair value — warrant liability	(7,200)	—	(7,200)	—
All other income/(expense), net	(158)	280	(92)	478

Net loss	$(738,364)	$(8,235)	$(748,021)	$(13,839)

Net loss per basic and diluted share	$(20.10)	$(0.27)	$(21.21)	$(0.48)

Weighted average shares- basic and diluted	36,741	30,621	35,261	28,604

Selected Condensed Consolidated Balance Sheet Data

	June 30
	2008	December 31
	Unaudited	2007
Cash, cash equivalents and
marketable securities	$16,278	$7,813
Working capital (deficit)*	(750,173)	877
Total assets	44,029	29,293
Total stockholders’ (deficit)/equity	(741,957)	2,931

*	Includes fair value of the conversion feature liability and the warrant liability